Exhibit 10.1
Form of

FIRST AMENDED AND RESTATED TRUST AGREEMENT
OF
[●], A DELAWARE STATUTORY TRUST
DATED AS OF
[●], 2019
BY AND AMONG
JLL EXCHANGE TRS, LLC,
AS DEPOSITOR
LASALLE INVESTMENT MANAGEMENT, INC.,
AS MANAGER AND SIGNATORY TRUSTEE,
AND
DELAWARE TRUST COMPANY
AS DELAWARE TRUSTEE

i

Section 6.13Rights and Powers of Class 1 Beneficial Owners.	27
Section 6.14Contributions by the Class 1 Beneficial Owners; Issuance of Class 1 Beneficial Ownership Certificates; Reduction in Class 2 Beneficial Interests.	28
ARTICLE 7 DISTRIBUTIONS AND REPORTS	28
Section 7.1Payments From Trust Estate Only.	28
Section 7.2Distributions in General.	29
Section 7.3Distribution Upon Dissolution.	29
Section 7.4Cash and other Accounts; Reports by the Manager.	29
Section 7.5Information.	30
ARTICLE 8 RELIANCE; REPRESENTATIONS; COVENANTS	30
Section 8.1Good Faith Reliance.	30
Section 8.2No Representations or Warranties as to Certain Matters.	31
ARTICLE 9 TERMINATION	31
Section 9.1Termination in General.	31
Section 9.2Termination to Protect and Conserve Trust Estate.	32
Section 9.3Sale of the Trust Estate.	33
Section 9.4Manager Fees.	33
Section 9.5Loan Paid in Full.	33
Section 9.6Certificate of Cancellation.	33
ARTICLE 10 FMV OPTION	33
Section 10.1FMV Option.	33
Section 10.2Cash Investors.	34
Section 10.3Documentation and Signatures; Delivery.	34
Section 10.4Determination of Fair Market Value of Interests in the Trust.	34
Section 10.5Continued Existence of Trust.	34
ARTICLE 11 MISCELLANEOUS	34
Section 11.1Third Party Beneficiaries.	34
Section 11.2Successors and Assigns.	34
Section 11.3Usage of Terms.	35
Section 11.4Headings.	35
Section 11.5Amendments.	35
Section 11.6Notices.	35
Section 11.7Governing Law; Venue; Jury Trial Waiver.	36
Section 11.8Counterparts.	36
Section 11.9Severability.	36
Section 11.10Signature of Beneficial Owners.	36

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EXHIBIT A         REAL ESTATE
EXHIBIT B-1         FORM OF CLASS 1 BENEFICIAL OWNERSHIP CERTIFICATE
EXHIBIT B-2         FORM OF CLASS 2 BENEFICIAL OWNERSHIP CERTIFICATE

EXHIBIT C	CERTIFICATE OF TRUST OF JLLX Johns Creek, DST

EXHIBIT D	OWNERSHIP RECORDS FOR JLLX Johns Creek, DST

EXHIBIT E	AGREEMENT OF ASSIGNEE OR TRANSFEREE BENEFICIAL OWNER OF JLLX Johns Creek, DST

EXHIBIT F	FORM OF LIMITED LIABILITY COMPANY AGREEMENT OF JLLX Johns Creek Springing, LLC
EXHIBIT G         NOTICE OF EXCHANGE
EXHIBIT H         FORM OF CONVERSION NOTICE

iii

FIRST AMENDED AND RESTATED TRUST AGREEMENT
OF
[●],
A DELAWARE STATUTORY TRUST
This FIRST AMENDED AND RESTATED TRUST AGREEMENT, dated as of [●], 2019 (as the same may be amended or supplemented from time to time, this “Trust Agreement”), is made by and among JLL Exchange TRS, LLC (the “Depositor”), LaSalle Investment Management, Inc., as manager (the “Manager”) and signatory trustee (the “Signatory Trustee”), and Delaware Trust Company (“DTC”), as co-trustee (the “Delaware Trustee”).

RECITALS
A.The Depositor and the Delaware Trustee have formed [●] as a Delaware statutory trust (the “Trust”) in accordance with Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. §3801, et seq. (the “Statutory Trust Act”) pursuant to the trust agreement of the Trust by and between the Depositor and the Delaware Trustee dated as of [●], 2019 (the “Initial Trust Agreement”), and the filing of the Certificate of Trust with the Secretary of State of the State of Delaware on [●], 2019.
B.The Depositor was a party to that certain [Purchase and Sale Agreement], dated [●], 2019 (the “Purchase Contract”), to acquire [●], a Delaware limited liability company (the “SPE”), which owned the real estate more particularly described on Exhibit A, together with all buildings, structures, fixtures and improvements located thereon (collectively, the “Real Estate”).
C.Pursuant to the Purchase Contract, on [●], 2019, the Depositor acquired the SPE. Simultaneously, the Depositor caused the SPE to merge with and into the Trust under Delaware law (the “Merger”), and the Trust became the owner of all right, title, and interest in the Real Estate. In connection with the Merger, the Trust issued one hundred percent (100%) of the Class 2 Beneficial Interests (as hereinafter defined) in the Trust as reflected by the Class 2 Beneficial Ownership Certificate (as hereinafter defined) issued to the Depositor. Concurrent with the Merger, the Real Estate will be subject to certain Financing Documents (as hereinafter defined) and the Leases (as hereinafter defined).
D.It is anticipated that certain Persons (as hereinafter defined) will acquire Class 1 Beneficial Interests (as hereinafter defined) in the Trust as evidenced by newly-issued Class 1 Beneficial Ownership Certificates (as hereinafter defined) in exchange for payment of money to the Trust and become Class 1 Beneficial Owners (as hereinafter defined) in accordance with the provisions of this Trust Agreement, which money will be distributed to the Depositor in whole or partial redemption of the Beneficial Interest held by the Depositor.
E.The Trust will retain LaSalle Investment Management, Inc. as the Manager of the Trust to undertake certain actions and perform certain duties that would otherwise be performed by the Trust.
NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend and restate in its entirety the Initial Trust Agreement and agree as follows:

Article 1
DEFINITIONS AND INTERPRETATION
Section 1.1    Definitions. Capitalized terms used in this Trust Agreement shall have the following meanings:
“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.
“Beneficial Interest” means a beneficial interest in the Trust, as such term is used in the Statutory Trust Act, all of which interests shall be either Class 1 Beneficial Interests or Class 2 Beneficial Interests.
“Beneficial Owner” means each Person who, at the time of determination, holds a Beneficial Interest as reflected on the most recent Ownership Records.
“Beneficial Ownership Certificate” means a certificate, stating whether it is a Class 1 Beneficial Ownership Certificate or a Class 2 Beneficial Ownership Certificate, in substantially the form of Exhibit B-1 or Exhibit B-2, respectively, evidencing a Beneficial Interest in the Trust.
“Business Day” is any day other than on Saturday, Sunday or legal holiday in the State of Delaware.
“Cash Amount” has the meaning given to such term in Section 10.2.
“Cash Investor” has the meaning given to such term in Section 10.2.
“Certificate of Trust” means the certificate of trust of the Trust in substantially the form of Exhibit C.
“Class 1 Beneficial Interests” mean the Beneficial Interests held by the Investors. The issued Class 1 Beneficial Interests, along with any outstanding and unredeemed Class 2 Beneficial Interest, if any, collectively equal 100% of the Beneficial Interests.
“Class 2 Beneficial Interest” means the Beneficial Interest held by the Depositor.
“Class 1 Beneficial Owners” mean the Investors.
“Class 2 Beneficial Owner” means the Depositor and any permitted assignee of the Class 2 Beneficial Interest.
“Class 1 Beneficial Ownership Certificates” means the Beneficial Ownership Certificates issued to the Investors.
“Class 2 Beneficial Ownership Certificate” means the Beneficial Ownership Certificate issued to the Depositor and any permitted assignee of the Class 2 Beneficial Interest, and if, at any time, the Class 2 Beneficial Interest is held by more than one Person, such term in the plural shall mean the Beneficial Ownership Certificates issued to such Persons.

“Closing Date” means that date of the first sale of Class 1 Beneficial Interests in the Trust to the Investors.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Conversion Notice” means the notice, in substantially the form of Exhibit H, issued by the Depositor to the Delaware Trustee and the Manager stating that the provisions of Section 3.3(c) shall become effective upon receipt of the notice by the Delaware Trustee.
“Costs of Sale” has the meaning given to such term in Section 6.14.
“Delaware Trustee” has the meaning given to such term in the introductory paragraph hereof.
“Deposit Date” means the date of the Merger.
“Depositor” has the meaning given to such term in the introductory paragraph hereof.
“DTC” has the meaning given to such term in the introductory paragraph hereof.
“Effective Date” means the date of this Trust Agreement as specified in the introductory paragraph hereof.
“Exhibit” means an exhibit attached to this Trust Agreement, unless otherwise specified.
“Financing Documents” means the First Mortgage Loan Documents and any other documents or agreements contemplated by any of the foregoing or otherwise required by Lender.
“First Mortgage” means the first-priority Mortgage securing the First Mortgage Loan.
“First Mortgage Loan” means the Lender’s mortgage loan in the original principal amount of approximately $[●], secured by the First Mortgage and the First Mortgage Loan Documents.
“First Mortgage Loan Documents” means, in connection with the First Mortgage Loan, the First Mortgage and all related assignment of leases and rents, and the other security instruments in or related to the Real Estate.
“FMV Option” has the meaning given to such term in Section 10.1.
“Initial Trust Agreement” has the meaning given to such term in Recital A hereof.
“Investors” mean the original purchasers of Class 1 Beneficial Interests in the Trust and any permitted assignees of such Class 1 Beneficial Interests.
“Leases” means (i) the Master Lease and (ii) any subleases relating to the Real Estate.
“Lender” means [●], together with its successors, assigns and transferees.
“Loan” means, collectively, all debt obligations to the Lender as evidenced and secured by the Financing Documents.
“Manager” means the Person serving, at the time of determination, as the manager under this Trust Agreement. As of the Effective Date, the Manager is LaSalle Investment Management, Inc.
“Manager Covered Expenses” has the meaning given to such term in Section 5.4.
“Manager Indemnified Persons” has the meaning given to such term in Section 5.4.

“Master Lease” means that master lease agreement between the Trust, as landlord, and [●], as master tenant, relating to the Real Estate, together with all amendments, supplements and modifications thereto.
“Master Tenant” means [●], as master tenant under the Master Lease, including all permitted assigns, transferees and successors.
“Memorandum” means the Sponsor’s Confidential Delaware Statutory Trust Program Memorandum and Property Supplement (as supplemented and amended from time to time), through which the Class 1 Beneficial Interests are being syndicated to accredited investors.
“Merger” shall have the meaning given to such term in Recital C hereof.
“Mortgage” means any mortgage and security agreement or deed of trust and security agreement, as the case may be, encumbering the Real Estate as security for the Loan.
“Note” means the promissory note or notes, as the case may be, evidencing the Loan.
“Notice of Exchange” has the meaning given to such term in Section 10.1.
“Offered Interest” means a Class 1 Beneficial Interest, or portion thereof, that is being offered for sale pursuant to a Third-Party Offer.
“Offerees” means, with respect to a Third-Party Offer, the Manager and each Class 1 Beneficial Owner other than the Selling Beneficial Owner.
“OP” shall mean JLLIPT Holdings LP, a Delaware limited partnership.
“Ownership Records” means the records maintained by the Manager, substantially in the form of Exhibit D, indicating from time to time the name, mailing address, and Percentage Share of each Beneficial Owner, which records shall initially indicate the Depositor as the sole Beneficial Owner and shall be revised by the Manager contemporaneously to reflect the issuance of Beneficial Interests and Beneficial Ownership Certificates in accordance with this Trust Agreement, changes in mailing addresses, or other changes.
“Percentage Share” means, for each Beneficial Owner, the percentage of the aggregate Beneficial Interest in the Trust held by such Beneficial Owner as reflected on the most recent Ownership Records and evidenced by the Beneficial Ownership Certificate held by such Beneficial Owner. For the avoidance of doubt, the sum of (i) the Percentage Share of the Class 1 Beneficial Interests and (ii) the Percentage Share of the Class 2 Beneficial Interests at all times shall be one hundred percent (100%).
“Permitted Investment” has the meaning set forth in Section 7.2.
“Permitted Transfer” means the transfer of a Class 1 Beneficial Interest (i) by devise, descent or by operation of law upon the death of a Class 1 Beneficial Owner or the member, partner, or stockholder of a Class 1 Beneficial Owner or (ii) by an individual to a trust or other entity created for estate planning purposes primarily for the benefit of such individual; provided, however, that the transferee in any such transfer pursuant to items (i) through (ii) must be an accredited investor or acting in a fiduciary capacity for a person meeting such condition.
“Person” means a natural person, corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank trust company, land trust, business trust, statutory trust or other organization, whether or not a legal entity, and a government or agency or political subdivision thereof.
“Purchase Agreement” means the agreement to be entered into by the Trust (through the Manager) and each Investor with respect to the acquisition of Class 1 Beneficial Interests by the Investors.
“Purchase Contract” has the meaning given to such term in Recital B hereof.
“Real Estate” has the meaning given to such term in Recital B hereof.
“Receipt Date” has the meaning given to such term in Section 10.3.
“Regulations” means U.S. Treasury Regulations promulgated under the Code.
“Reserves” has the meaning given to such term in Section 7.2 and includes, without limitation, the Supplemental Trust Reserve and any other reserve or escrow account required by Lender under the Financing Documents or by the Trust as elsewhere provided herein.
“ROFR Notice” has the meaning given to such term in Section 6.4(a).
“Secretary of State” has the meaning given to such term in Section 2.1(b).
“Section” means a section of this Trust Agreement, unless otherwise specified.
“Securities Act” means the Securities Act of 1933, as amended.
“Selling Beneficial Owner” means a Class 1 Beneficial Owner who receives a Third-Party Offer.
“Signatory Trustee” has the meaning given to such term in the introductory paragraph hereof.
“SPE” shall have the meaning given to such term in Recital B hereof.
“Sponsor” means the Depositor.
“Springing LLC” has the meaning given to such term in Section 9.2.
“Statutory Trust Act” has the meaning given to such term in Recital A hereof.
“Supplemental Trust Reserve” means a Manager-controlled reserve account on behalf of and owned by the Trust for costs and expenses associated with the Real Estate.
“Tenant” means the Person identified as the tenant or lessee in each of the Leases.
“Third-Party Offer” means an offer to purchase all or a portion of a Class 1 Beneficial Interest, a controlling ownership interest in the Selling Beneficial Owner or any right to control the Selling Beneficial Owner that (i) is for a specified price and stated terms, (ii) is made by a Person, identified therein by name and address and (iii) contains all terms and conditions of the proposed purchase and sale thereof.
“Transaction Documents” means the Trust Agreement, the Purchase Agreement, the Leases, the Financing Documents, together with any other documents to be executed in furtherance of the investment activities of the Trust.
“Transfer Distribution” has the meaning given to such term in Section 9.2.
“Trust” means [●], a Delaware statutory trust continued by and in accordance with, and governed by, this Trust Agreement.

“Trust Agreement” has the meaning given to such term in the introductory paragraph hereof.
“Trust Estate” means all of the Trust’s right, title, and interest in and to the Leases, the Real Estate, and any and all other property and assets (whether tangible or intangible) in which the Trust at any time has any right, title or interest.
“Trust Management Fee” shall have the meaning given to such term in Section 5.5.
“Trustee Covered Expenses” has the meaning given to such term in Section 4.4.
“Trustee Indemnified Persons” has the meaning given to such term in Section 4.4.
“Units” has the meaning given to such term in Section 10.1.
Article 2
GENERAL MATTERS
Section 2.1    Organizational Matters.
(a)    DTC is hereby appointed as the Delaware Trustee, and DTC hereby accepts such appointment, pursuant and subject to this Trust Agreement.
(b)    The Depositor has authorized and directed the Delaware Trustee to execute and file the Certificate of Trust in the office of the Secretary of State of the State of Delaware (the “Secretary of State”), which filing has been duly made, and hereby authorizes the Delaware Trustee to execute and file in the office of the Secretary of State such other certificates as may from time to time be required under the Statutory Trust Act or any other Delaware law.
(c)    The name of the Trust is [●]. The Manager shall have full power and authority, and is hereby authorized, to conduct the activities of the Trust, execute and deliver all documents (including, without limitation, the Transaction Documents to which the Trust is or becomes a party from time to time) for or on behalf of the Trust, and cause the Trust to sue or be sued under its name. Any reference to the Trust shall be a reference to the statutory trust formed pursuant to the Certificate of Trust and this Trust Agreement and not to the Signatory Trustee, the Delaware Trustee or the Manager individually or to the officers, agents or employees of the Trust, the Signatory Trustee, the Delaware Trustee, or the Manager.
(d)    The principal office of the Trust, and such additional offices as the Manager may determine to establish, shall be located at such places inside or outside of the State of Delaware as the Manager shall designate from time to time. As of the Effective Date, the principal office of the Trust is located at 333 West Wacker Drive Suite 2300 Chicago, Illinois 60606.
(e)    Legal title to the Trust Estate shall be vested in the Trust (or the Signatory Trustee on behalf of the Trust) as a separate legal entity.

Section 2.2    Declaration of Trust and Statement of Intent.
(a)    The Trust hereby declares that it shall hold the Trust Estate in trust for the benefit of the Beneficial Owners upon the terms set forth in this Trust Agreement, subject to the obligations of the Trust under the Financing Documents,
(b)    It is the intention of the parties that the Trust constitute a “statutory trust,” the Delaware Trustee is a “trustee,” the Manager is an “agent” of the Trust, the Signatory Trustee is a co-trustee (subject to the limitations provided for in Section 4.8 hereof), the Beneficial Owners are “beneficial owners,” and this Trust Agreement is the “governing instrument” of the Trust, each within the respective meaning provided in the Statutory Trust Act.
Section 2.3    Purposes. The purposes of the Trust are, and the Trust has all requisite power, authority and authorization to engage in, the following activities: (i) to acquire the Real Estate and enter into, execute, deliver and perform the Leases and the Financing Documents and the other Transaction Documents to which it is or becomes a party from time to time; (ii) to hold for investment and eventually dispose of the Real Estate; and (iii) to take only such other actions as the Manager deems necessary to carry out the foregoing. Neither the Delaware Trustee, the Manager, Investors or Beneficial Owners, nor any of their agents or affiliates, shall provide services related to the Trust or the Real Estate: (a) that are not “customary services” within the meaning of Revenue Ruling 75-374, 1975-2 C.B. 261; (b) the payment for which would not qualify as “rents from real property” within the meaning of Code Section 512(b)(3)(A)(i) and the Regulations thereunder; or (c) the payment for which would not qualify as “rents from real property” within the meaning of Code Sections 856(c)(2)(C) and 856(c)(3)(A) and the Regulations thereunder. The Trust shall conduct no business other than as specifically set forth in this Section 2.3.
Article 3
PROVISIONS RELATING TO THE LOAN AND TAX TREATMENT
Section 3.1    Article 3 Supersedes All Other Provisions of this Trust Agreement. This Article 3 contains certain provisions required by the Lender in connection with the Loan or intended to achieve the desired treatment of the Trust and Beneficial Interests for federal income tax purposes. To the extent of any inconsistency between this Article 3 and any other provision of this Trust Agreement, this Article 3 shall supersede and be controlling; provided, for the avoidance of doubt, that nothing in this Article 3 or elsewhere in this Trust Agreement shall limit or impair the Trust’s power, authority and authorization (or limit or impair the Manager’s power, authority and authorization to cause the Trust) to enter into, execute, deliver, and perform its obligations under, the Transaction Documents to which it is or becomes a party from time to time, and to do so without the need for the consent or approval of any Beneficial Owner or other Person, and further provided that the requirements of this Article 3 shall be enforceable to the maximum extent permissible under the Statutory Trust Act.

Section 3.2    Provisions Relating to Loan.
(a)    [This Section 3.2 is intended to qualify the Trust as a “Single Purpose Entity” for purposes of the Loan. So long as the Loan remains outstanding, the provisions of this Section 3.2 shall be in full force and effect. The terms of this Trust Agreement will be further limited by and subject to the provisions of the Financing Documents while the Loan remains outstanding.
(b)    Until the Loan is paid in full, the Trust must remain a Single Purpose Entity. A “Single Purpose Entity” means with respect to the Trust, a Delaware statutory trust or, following a Transfer Distribution, a limited liability company, which at all times since its formation and thereafter:
(1)    shall not own or lease any real property, personal property, or assets other than the Trust Estate;
(2)    shall not own, operate, or participate in any business other than the leasing, ownership, management, operation, and maintenance of the Trust Estate;
(3)    shall not commingle its assets or funds with those of any other Person, unless such assets or funds can easily be segregated and identified in the ordinary course of business from those of any other Person;
(4)    shall maintain its financial statements, accounting records, and other partnership, real estate investment trust, limited liability company, or corporate documents, as the case may be, separate from those of any other Person (unless the Trust’s assets have been included in a consolidated financial statement prepared in accordance with generally accepted accounting principles or if the beneficial interest holder has included their share of assets on their personal financial documents);
(5)    shall not have any material financial obligation under or secured by any indenture, mortgage, deed of trust, deed to secure debt, loan agreement, or other agreement or instrument to which the Trust is a party, or by which the Trust is otherwise bound, or to which the Trust Estate is subject or by which it is otherwise encumbered, other than: (A) unsecured trade payables incurred in the ordinary course of the operation of the Trust Estate (exclusive of amounts for rehabilitation, restoration, repairs, or replacements of the Trust Estate) that (i) are not evidenced by a promissory note, (ii) are payable within sixty (60) days of the date incurred, and (iii) as of the effective date of the Loan, do not exceed, in the aggregate, four percent (4%) of the original principal balance of the Loan and outstanding for a period not to exceed sixty (60) consecutive days; (B) if the Mortgage grants a lien on a leasehold estate, the Trust’s obligations as lessee under the ground lease creating such leasehold estate; (C) obligations under the First Mortgage Loan Documents and obligations secured by the Trust Estate to the extent permitted by the First Mortgage Loan Documents; and (D) the Trust’s obligations under the Master Lease documents;
(6)    shall not assume, guarantee, or pledge its assets to secure the liabilities or obligations of any other Person (except in connection with the Loan or other mortgage loans that have been paid in full or collaterally assigned to Lender, including in connection with any Consolidation, Extension and Modification Agreement or similar instrument as such terms are used in the Loan), or held out its credit as being available to satisfy the obligations of any other Person;
(7)    shall not make loans or advances to any other Person;
(8)    shall not enter into and shall not be a party to, any transaction with any Affiliate except in the ordinary course of business and on terms which are no more favorable to any such Affiliate than would be obtained in a comparable arm’s length transaction with an unrelated third party; and
(9)    has been adequately capitalized in light of its contemplated business operations.]
Section 3.3    Provisions Relating to Tax Treatment.
(a)    Prior to the issuance of the Conversion Notice, the sole Beneficial Owner of the Trust shall be the Depositor. The rights of the Depositor (as the Class 2 Beneficial Owner) with respect to the assets and property held by the Trust, as provided in Section 6.11 hereof, are such that the Trust will be characterized at such time as a “business entity” within the meaning of Regulations Section 301.7701-3. Because the Depositor will be the sole Beneficial Owner, the Trust will be characterized as a disregarded entity, and all assets and property of the Trust shall be treated for federal income tax purposes as assets and property of the Depositor.
(b)    Upon the issuance of the Conversion Notice, the special rights of the Depositor (as the Class 2 Beneficial Owner) set forth in Section 6.11 will terminate, as set forth in Section 6.12, and the Depositor will have the same rights as any Class 1 Beneficial Owner.
(c)    It is the intention of the parties hereto that upon and at all times after the issuance of the Conversion Notice that the Trust shall constitute an investment trust pursuant to Regulations Section 301.7701-4(c) and each Beneficial Owner shall be treated as a “grantor” within the meaning of Code Section 671. As such, the parties further intend that each Beneficial Owner shall be treated for federal income tax purposes as if it holds a direct ownership interest in the Real Estate. Each Beneficial Owner agrees to report its interest in the Trust in a manner consistent with the foregoing and otherwise not to take any action that would be inconsistent with the foregoing. Upon and after issuance of the Conversion Notice, none of the Delaware Trustee, the Manager, the Beneficial Owners and/or the Trust shall have power and authority, or shall be authorized, and each of them is hereby expressly prohibited from taking, and none of them shall be allowed to take, any of the following actions with respect to the Trust:
(1)    sell, transfer or exchange the Real Estate except as required under Article 9;
(2)    reinvest any monies of the Trust, except to make modifications or repairs to the Real Estate permitted hereunder or in accordance with Section 7.2;
(3)    renegotiate the terms of the Loan or enter into new financing (except in the case of a lessee’ bankruptcy or insolvency);
(4)    renegotiate the Master Lease or enter into new leases (other than the original Master Lease entered into in connection with the acquisition of the Real Estate), except in the case of the Master Tenant’s bankruptcy or insolvency;
(5)    make modifications to the Real Estate (other than minor non-structural modifications) unless required by law;
(6)    accept any capital from a Beneficial Owner (other than capital from an Investor that will be (i) used to pay expenses of the offer and sale of the Class 1 Interests, (ii) used to fund Reserves, or (iii) distributed to the Depositor and reduce the Depositor’s Percentage Share); or
(7)    take any other action which would in the reasoned opinion of tax counsel to the Trust should cause the Trust to be treated as a business entity for federal income tax purposes if the effect would be that such action or actions would constitute a power under the Trust Agreement to “vary the investment of the certificate holders” under Regulations Section 301.7701-4(c)(1) and Rev. Rul. 2004-86.
The Trust shall hold the Trust Estate for investment purposes and only lease the Real Estate to the Master Tenant. The activities of the Trust with respect to the Trust Estate shall be limited to the activities which are customary services in connection with the maintenance and repair of the Real Estate and none of the Delaware Trustee, Beneficial Owners, the Manager or their agents shall provide non-customary services, as such term is defined in Code Sections 512 and 856 and Rev. Rul. 75-374, 1975-2 C.B. 261. The Trust shall conduct no business other than as specifically set forth in this Section 3.3. Without limiting the generality of the foregoing, upon and after issuance of the Conversion Notice, (i) none of the Delaware Trustee, the Manager, the Beneficial Owners and the Trust shall have any power or authority to undertake any actions that are not permitted to be undertaken by an entity that is treated as a “trust” within the meaning of Regulations Section 301.7701-4 and not treated as a “business entity” within the meaning of Regulations Section 301.7701-3, and (ii) this Trust Agreement shall be interpreted and enforced so as to be in compliance with the requirements of Rev. Rul. 2004-86, 2004-33 I.R.B. 191.
For federal income tax purposes, after the issuance of the Conversion Notice, the Trust is intended to be and shall constitute an investment trust pursuant to Regulations Section 301.7701-4(c) and a “grantor trust” under Subpart E of Part 1, Subchapter J of the Code (Code Sections 671 - 679) and shall not constitute a “business entity.”
Article 4
CONCERNING THE DELAWARE TRUSTEE AND SIGNATORY TRUSTEE
Section 4.1    Power and Authority.
(a)    The Delaware Trustee serves the Trust solely to fulfill the Trust’s obligation pursuant to Section 3807(a) of the Statutory Trust Act to have at least one trustee who has its principal place of business in the State of Delaware. It is understood and agreed by the parties hereto that the Delaware Trustee shall have none of the duties or liabilities of the Manager. The duties of the Delaware Trustee are limited to (i) accepting legal process served on the Trust in the State of Delaware and (ii) the execution of any certificates required to be filed with the Delaware Secretary of State which the Delaware Trustee is required to execute pursuant to the Statutory Trust Act. The Manager agrees not to instruct the Delaware Trustee to take any action that is contrary to the terms of this Trust Agreement or of any document contemplated hereby to which the Trust or the Delaware Trustee is or becomes party or that is otherwise contrary to law. Other than as expressly provided for in this Trust Agreement, the Delaware Trustee shall have no duty or obligation to take any action for or on behalf of the Trust, including without limitation, to manage or deal with the Trust Estate, or to otherwise take or refrain from taking any action under, or in connection with, any document contemplated hereby to which the Delaware Trustee is a party, except as expressly provided by this Trust Agreement, and no implied duties shall be read herein against the Delaware Trustee, including without limitation, that no action requested of the Delaware Trustee shall require the performance of any investigation, analysis, or other due diligence activities by the Delaware Trustee in respect to such action or the performance of its duties on behalf of the Trust generally. Notwithstanding any provision of this Trust Agreement or any other document to the contrary, under no circumstances shall the Delaware Trustee, in its individual capacity as in its capacity as Delaware Trustee, (i) be liable to the Trust or its beneficiaries for any of its acts or omissions except for acts or omissions constituting bad faith or willful misconduct; and (ii) be liable to any person other than the Trust or a beneficiary of the Trust for any act, omission or obligation of the Trust or any trustee thereof and all persons having any claim against the Delaware Trustee by reason of the transactions contemplated by this Trust Agreement, the Transaction Documents, or any other document shall look only to the Trust Estate for payment or satisfaction thereof. Pursuant to Section 3806(c) of the Statutory Trust Act, to the extent that at law or in equity the Delaware Trustee, as trustee, has duties (including fiduciary duties) and liabilities relating to the Trust or to beneficiaries thereof, the Delaware Trustee’s duties and liabilities are hereby eliminated and restricted to the fullest extent allowable under applicable law and the Delaware Trustee shall not be liable to the Trust or to any beneficial owner of the Trust for any action taken in good faith reliance on the terms of this Trust Agreement.
Section 4.2    Delaware Trustee’s Capacity. In accepting the trust hereby created, the Delaware Trustee acts solely as the Delaware Trustee hereunder and not in its individual capacity, and all Persons having any claim against the Delaware Trustee by reason of the transactions contemplated by this Trust Agreement, the Transaction Documents, or any other document shall look only to the Trust Estate for payment or satisfaction thereof. Notwithstanding any provision of this Trust Agreement or any other document to the contrary, under no circumstances shall the Delaware Trustee, in its individual capacity or in its capacity as a Delaware Trustee, (i) have any duty to choose or supervise, nor shall it have any liability for the actions or inactions of, the Manager or any officer, manager, employee, or other Person (other than its own employees), or (ii) be liable or responsible for, or obligated to perform, any contract, representation, warranty, obligation, covenant, indebtedness or liability of the Trust, the Manager, or any officer, manager, employee, or other Person (other than its own employees); provided, however, that this limitation shall not protect the Delaware Trustee against any liability to the Beneficial Owners to which it would otherwise be subject by reason of its willful misconduct, bad faith, fraud or gross negligence in the performance of its duties under this Trust Agreement.

Section 4.3    Duties. None of the Delaware Trustee or any successor trustee shall have any duty or obligation under or in connection with this Trust Agreement, the Trust, or any transaction or document contemplated hereby, except as expressly provided by the terms of this Trust Agreement, and no implied fiduciary or other duties or obligations shall be read into this Trust Agreement against the Delaware Trustee or any successor trustee. The right of the Delaware Trustee to perform any discretionary act enumerated herein shall not be construed as a duty. To the fullest extent permitted by applicable law, including without limitation Section 3806 of the Statutory Trust Act, the Delaware Trustee and any successor trustee (i) shall have no duties (fiduciary or otherwise) to any Person other than the Trust and the Beneficial Owners, and all such duties (including only those fiduciary duties expressly set forth herein as being fiduciary in nature) shall be restricted to those duties (including fiduciary duties) expressly set forth in this Trust Agreement, and (ii) shall have no liability (including no liability for breach of contract or breach of duty) to any Person other than the Trust and the Beneficial Owners, and all such liability shall be restricted to those liabilities expressly set forth in this Trust Agreement; provided, however, no provision of this Trust Agreement is intended to or shall eliminate the implied contractual covenant of good faith and fair dealing or limit or eliminate liability for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing. Pursuant to Section 3803(b) of the Statutory Trust Act, the Delaware Trustee shall not be liable to any person other than the Trust or a beneficiary of the Trust for any act, omission or obligation of the Trust or any trustee thereof and all persons having any claim against the Delaware Trustee by reason of the transactions contemplated by this Trust Agreement or any other agreement or instrument related to the Trust shall look only to the Trust’s property for payment or satisfaction thereof. Under no circumstances shall the Delaware Trustee be liable for any punitive, exemplary, consequential, special or other damages for a breach under the Trust Agreement.

Section 4.4    Indemnification. The Beneficial Owners and the Trust, jointly and severally, hereby agree to: (i) reimburse the Persons serving as the Delaware Trustee and/or any successor trustee for all reasonable expenses (including reasonable fees and expenses of counsel and other professionals), incurred in connection with the negotiation, execution, delivery, or performance of, or exercise of rights or powers under, this Trust Agreement; (ii) to the fullest extent permitted by law, indemnify, defend and hold harmless the Persons serving as the Delaware Trustee and/or any successor trustee, and the officers, directors, employees and agents of the Persons serving as the Delaware Trustee and/or any successor trustee (collectively, including the Trustee and/or any successor trustee in its individual capacity, the “Trustee Indemnified Persons”) from and against any and all losses, damages, liabilities, claims, actions, suits, costs, expenses, disbursements (including the reasonable fees and expenses of counsel and other professionals), taxes and penalties of any kind and nature whatsoever (collectively, “Trustee Covered Expenses”), to the extent that such Trustee Covered Expenses arise out of or are imposed upon or asserted at any time against any such Trustee Indemnified Persons, including without limitation on the basis of ordinary negligence on the part of any such Trustee Indemnified Persons, with respect to or in connection with this Trust Agreement, the Trust, or any transaction or document contemplated hereby; provided, however, that the Beneficial Owners or the Trust shall not be required to indemnify a Trustee Indemnified Person for Trustee Covered Expenses to the extent such Trustee Covered Expenses result from the willful misconduct, bad faith, fraud or gross negligence of such Trustee Indemnified Person; and (iii) to the fullest extent permitted by law, advance to each such Trustee Indemnified Person Trustee Covered Expenses incurred by such Trustee Indemnified Person in defending any claim, demand, action, suit or proceeding, in connection with this Trust Agreement, the Trust, or any transaction or document contemplated hereby, prior to the final disposition of such claim, demand, action, suit or proceeding, only upon receipt by any Beneficial Owner of an undertaking, by or on behalf of such Trustee Indemnified Person, to repay such amount if a court of competent jurisdiction renders a final, nonappealable judgment that includes a specific finding of fact that such Trustee Indemnified Person is not entitled to be indemnified therefor under this Section 4.4. The obligations of the Beneficial Owners and the Trust under this Section 4.4 shall survive the resignation or removal of the Delaware Trustee, shall survive the dissolution and termination of the Trust, and shall survive the termination, amendment, supplement, and/or restatement of this Trust Agreement; provided, however, a Beneficial Owner shall be released from and relieved of any and all obligations under this Section 4.4 that relate to any acts or events occurring in their entirety after the date on which such Beneficial Owner no longer owns any Beneficial Interest in the Trust. So long as any obligation evidenced or secured by the Financing Documents is outstanding, no indemnity payment from funds of the Trust (as distinct from funds from other sources, such as insurance) of any indemnity pursuant to this Section 4.4 shall be payable from amounts allocable to the Lender pursuant to the Financing Documents. Any indemnification set forth in this Trust Agreement shall be fully subordinate to the Loan and shall not constitute a claim against the Trust in the event its cash flow is insufficient to pay its obligations, nor shall it constitute a claim against any Beneficial Owner. Notwithstanding anything to the contrary in the above, in all cases, the indemnification provided under this Section 4.4 shall be limited to and only paid out of the Trust Estate.

Section 4.5    Removal; Resignation; Succession. The Delaware Trustee may resign at any time by giving at least sixty (60) days’ prior written notice to the Manager. The Manager may at any time remove the Delaware Trustee for cause by written notice to the Delaware Trustee. Cause shall only result from the willful misconduct, bad faith, or fraud of the Delaware Trustee. Such resignation or removal shall be effective upon the acceptance of appointment by a successor trustee as hereinafter provided. In case of the removal or resignation of a trustee, and with the prior written consent of Lender while the Loan is outstanding, the Manager may appoint a successor by written instrument. If a successor trustee shall not have been appointed within sixty (60) days after the giving of such notice, the Delaware Trustee or any of the Beneficial Owners may apply to any court of competent jurisdiction in the United States to appoint a successor trustee to act until such time, if any, as a successor shall have been appointed as provided above; provided the Lender approves such appointment during any period in which the Loan remains outstanding. Any successor so appointed by such court shall immediately and without further act be superseded by any successor appointed as provided above within one year from the date of the appointment by such court. Any successor, however appointed, shall execute and deliver to its predecessor trustee an instrument accepting such appointment, and thereupon such successor, without further act, shall become vested with all the estates, properties, rights, powers, duties and trusts of the predecessor trustee in the trusts hereunder with like effect as if originally named the Trustee herein; but upon the written request of such successor, such predecessor shall execute and deliver an instrument transferring to such successor, upon the trusts herein expressed, all the estates, properties, rights, powers, duties and trusts of such predecessor, and such predecessor shall duly assign, transfer, deliver and pay over to such successor all monies or other property then held by such predecessor upon the trusts herein expressed. Any right of the Beneficial Owners against a predecessor trustee in its individual capacity shall survive the resignation or removal of such predecessor, shall survive the dissolution and termination of the Trust, and shall survive the termination, amendment, supplement, and/or restatement of this Trust Agreement.
Any successor trustee, however appointed, shall be a bank or trust company satisfying the requirements of Section 3807(a) of the Statutory Trust Act. Any corporation into which the Delaware Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such the Delaware Trustee shall be a party, or any corporation to which substantially all the corporate trust business of the Delaware Trustee may be transferred, shall, subject to the preceding sentence, be the Delaware Trustee under this Trust Agreement without further act.
Section 4.6    Fees and Expenses. The Delaware Trustee shall receive as compensation for their services hereunder such fees as have been separately agreed upon between the Depositor and the Delaware Trustee. The Delaware Trustee shall not have any obligation by virtue of this Trust Agreement to spend any of its/their own funds, or to take any action that could result in its/their incurring any cost or expense.
Section 4.7    Signatory Trustee. The Manager may appoint in its sole discretion, from time to time, a co-trustee to serve with the Delaware Trustee for the limited purpose of executing any documentation that may require the signature of an authorized representative of the Trust. The Trust hereby grants the Signatory Trustee the power, acting alone, to act and sign documents on behalf of the Trust pursuant to the terms of this Section 4.7. The Manager may appoint additional Signatory Trustees and replace any Signatory Trustee. The Signatory Trustee shall not receive any compensation for its services. The initial Signatory Trustee shall be the Manager.

Article 5
CONCERNING THE MANAGER
Section 5.1 Power and Authority. The investment activities and affairs of the Trust shall be managed exclusively by or under the direction of the Manager. The Manager shall have the power and authority, and is hereby authorized and empowered, to manage the Trust Estate and the investment activities and affairs of the Trust, subject to and in accordance with the terms and provisions of this Trust Agreement, provided that the Manager shall have no power to engage on behalf of the Trust in any activities that the Trust could not engage in directly, and further provided that the Manager shall at all times be subject to the control and authority of the Trust. The Manager shall have the power and authority, and is hereby authorized, empowered, and directed by the Trust, to enter into, execute and deliver, and to cause the Trust to perform its obligations under, each of the Transaction Documents to which the Trust is or becomes a party or signatory, and in furtherance thereof, the Class 2 Beneficial Owner, at any time prior to the issuance of the Conversion Notice, may confirm such authorization, empowerment, and direction and otherwise direct the Manager in connection with the investment activities and affairs of the Trust. Notwithstanding the other provisions of this Section 5.1, the Manager shall have the power and authority to cause the Trust to (i) acquire the Real Estate; and (ii) execute and deliver the Master Lease and Financing Documents in connection with the acquisition of the Real Estate following the issuance of the Conversion Notice (but, except as otherwise provided herein, shall not have the power to renegotiate, amend, or restate the Master Lease and Financing Documents following the issuance of the Conversion Notice). Further, the Manager shall at all times during the term of the Trust have a special and limited power of attorney as the attorney-in-fact for each Beneficial Owner, with power and authority to act in the name and on behalf of each such Beneficial Owner to execute, acknowledge, and swear to in the execution, acknowledgment and filing of documents that are not inconsistent with the provisions of this Trust Agreement and which may include, by way of illustration but not by way of limitation, documents relating to the FMV Option.
Section 5.2    Manager’s Capacity. The Manager acts solely as an agent of the Trust and not in its individual capacity, and all Persons having any claim against the Manager by reason of the transactions contemplated by this Trust Agreement, the Transaction Documents, or any other document shall look only to the Trust Estate for payment or satisfaction thereof. Notwithstanding any provision of this Trust Agreement to the contrary, the Manager shall not have any liability to any Person except for its own fraud or gross negligence.

Section 5.3    Duties.
(a)    The Manager has primary responsibility for performing the administrative actions set forth in this Section 5.3. In addition, the Manager shall have the obligations with respect to a potential sale of the Trust Estate set forth in Article 9. The Manager shall have no duty or obligation to comply with any directive from any Beneficial Owner with respect to the Trust Estate. The Manager shall not have any duty or obligation under or in connection with this Trust Agreement, the Trust, or any transaction or document contemplated hereby, except as expressly provided by the terms of this Trust Agreement, and no implied duties or obligations shall be read into this Trust Agreement against the Manager. The right of the Manager to perform any discretionary act enumerated herein shall not be construed as a duty. To the fullest extent permitted by applicable law, including without limitation Section 3806 of the Statutory Trust Act, (i) the Manager’s duties and liabilities relating thereto to the Trust and the Beneficial Owners shall be restricted to those duties expressly set forth in this Trust Agreement and liabilities relating thereto, and (ii) Manager has no fiduciary duties whatsoever to the Trust or to Beneficial Owners.
(b)    Without limiting the generality of Section 5.3(a) above, upon and after the issuance of the Conversion Notice, the Manager, for and on behalf of the Trust, is hereby authorized and directed to take each of the following actions necessary to conserve and protect the Trust Estate:
(1)    taking part of the Merger and acquiring the Real Estate subject to the Leases and entering into the Master Lease and the Loan;
(2)    complying with the terms of the Financing Documents;
(3)    collecting rents and making distributions in accordance with Article 7;
(4)    entering into any agreement for purposes of completing tax-free exchanges of real property with a “qualified intermediary” as defined in Regulations Section 1.1031(k)-1;
(5)    notifying the relevant parties of any default by them under the Transaction Documents;
(6)    take any action which in the reasoned opinion of tax counsel to the Trust, should not have an adverse effect on either the treatment of the Trust as an “investment trust” within the meaning of Regulations Section 301.7701-4(c) or each Beneficial Owner as a “grantor” within the meaning of Code Section 671; and
(7)    solely to the extent necessitated by the bankruptcy or insolvency of the Master Tenant or any other tenant of the Real Estate, if the Trust has not terminated under Section 9.2, entering into a new lease with respect to the Real Estate or renegotiating or refinancing any debt secured by the Real Estate (including, without limitation, the Loan).
The foregoing notwithstanding, from and after the issuance of the Conversion Notice, under no circumstances shall the power or authority of the Manager include the ability to take any actions which would cause the Trust to cease to constitute an “investment trust” within the meaning of Regulations Section 301.7701-4(c). After issuance of the Conversion Notice, the power and authority of the Manager shall be strictly and narrowly construed so as to preserve and protect the status of the Trust as an “investment trust” for federal income tax purposes.
(c)    The Manager or a third party recordkeeping services provider engaged by the Trust shall keep customary and appropriate books and records relating to the Trust and the Trust Estate and shall certify reports regarding same to the Lender, if required by the Financing Documents. The Manager shall maintain appropriate books and records in order to provide reports of income and expenses to each Beneficial Owner as necessary for such Beneficial Owner to prepare his/her income tax returns regarding the Trust Estate.
(d)    The Manager shall promptly furnish to the Beneficial Owners copies of any reports, notices, requests, demands, certificates, financial statements and any other writings that the Financing Documents require that the Manager distribute to the Beneficial Owners (unless the Manager reasonably believes the same have been already sent directly to the Beneficial Owners in which case the Manager shall have no obligation to re-distribute them).
(e)    The Manager shall not be required to act or refrain from acting under this Trust Agreement or the Financing Documents if the Manager reasonably determines, or has been advised by counsel, that such actions or inactions may result in personal liability, unless the Manager is indemnified by the Trust and the Beneficial Owners against any liability and costs (including reasonable legal fees and expenses) which may result in a manner and form reasonably satisfactory to the Manager.
(f)    The Manager shall not, on its own behalf (in contrast to actions that the Manager is required to perform on behalf of the Trust), have any duty to (i) file, record or deposit any document or to maintain any such filing, recording or deposit or to refile, rerecord or redeposit any such document, (ii) obtain or maintain any insurance on the Real Estate, (iii) maintain the Real Estate, (iv) pay or discharge any tax levied against any part of the Trust Estate, (v) confirm, verify, investigate or inquire into the failure to receive any reports or financial statements from any party obligated under the Financing Documents to provide such, or (vi) inspect the Real Estate at any time or to ascertain or inquire as to the performance or observance of any of the covenants of any Person under the Financing Documents.
(g)    The Manager shall manage, control, dispose of or otherwise deal with the Trust Estate in its discretion, subject to any restrictions or obligations set forth in the Financing Documents or in this Trust Agreement.
(h)    The Manager shall provide to each Person who becomes a Beneficial Owner a copy of this Trust Agreement at or before the time such Person becomes a Beneficial Owner.
(i)    The Manager shall provide to the Delaware Trustee a copy of the Ownership Records contemporaneously with each revision thereto.

Section 5.4    Indemnification. The Class 1 Beneficial Owners and the Trust, jointly and severally, hereby agree to (i) reimburse the Manager for all reasonable expenses (including reasonable fees and expenses of counsel and other professionals), incurred in connection with the negotiation, execution, delivery, or performance of, or exercise of rights or powers under, this Trust Agreement, (ii) to the fullest extent permitted by law, indemnify, defend and hold harmless the Manager, and the officers, directors, employees and agents of the Manager (collectively, including the Manager, the “Manager Indemnified Persons”) from and against any and all losses, damages, liabilities, claims, actions, suits, costs, expenses, disbursements (including the reasonable fees and expenses of counsel and other professionals), taxes and penalties of any kind and nature whatsoever (collectively, “Manager Covered Expenses”), to the extent that such Manager Covered Expenses arise out of or are imposed upon or asserted at any time against such Manager Indemnified Persons, including without limitation on the basis of ordinary negligence on the part of any such Manager Indemnified Persons, with respect to or in connection with this Trust Agreement, the Trust, or any transaction or document contemplated hereby; provided, however, that the Class 1 Beneficial Owners shall not be required to indemnify a Manager Indemnified Person for Manager Covered Expenses to the extent such Manager Covered Expenses result from the fraud or gross negligence of such Manager Indemnified Person, and (iii) to the fullest extent permitted by law, advance to each such Manager Indemnified Person, Manager Covered Expenses incurred by such Manager Indemnified Person in defending any claim, demand, action, suit or proceeding, in connection with this Trust Agreement, the Trust, or any transaction or document contemplated hereby, prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by any Class 1 Beneficial Owner of an undertaking, by or on behalf of such Manager Indemnified Person, to repay such amount unless a court of competent jurisdiction renders a final, nonappealable judgment that includes a specific finding of fact that such Manager Indemnified Person is not entitled to be indemnified therefor under this Section 5.4. The obligations of the Class 1 Beneficial Owners and the Trust under this Section 5.4 shall survive the resignation or removal of the Manager, apply to the Manager in its role as the Signatory Trustee of the Trust under Section 4.8, shall survive the dissolution and termination of the Trust, and shall survive the termination, amendment, supplement, and/or restatement of this Trust Agreement. So long as any obligation evidenced or secured by the Financing Documents is outstanding, no indemnity payment from funds of the Trust (as distinct from funds from other sources, such as insurance) of any indemnity pursuant to this Section 5.4 shall be payable from amounts allocable to the Lender pursuant to the Financing Documents. Any indemnification set forth in this Trust Agreement shall be fully subordinate to the Loan and shall not constitute a claim against the Trust in the event its cash flow is insufficient to pay its obligations, nor shall it constitute a claim against any beneficial owner of an interest in the Trust. Notwithstanding anything to the contrary in the above, in all cases, the indemnification obligations of the Class 1 Beneficial Owners under this Section 5.4 shall be limited to and only paid out of the Trust Estate.

Section 5.5    Fees and Expenses. The Manager shall receive an annual trust management fee (the "Trust Management Fee") equal to [●] of the total proceeds received from the sale of the Class 1 Beneficial Interests by the Trust, which amount of proceeds shall be calculated on a quarterly basis and which Trust Management Fee shall be paid in equal monthly installments, in arrears. The Trust Management Fee shall be prorated for any partial year and shall be payable on the first day of each month by the Trust. Upon the expiration or earlier termination of this Trust Agreement, the parties shall prorate the Trust Management Fee on a daily basis to the effective date of such expiration or termination. The Manager shall not have any obligation by virtue of this Trust Agreement to spend any of its own funds, or to take any action that could result in its incurring any cost or expense. Notwithstanding the foregoing, the Manager may, at its sole discretion, defer a portion or all of the Trust Management Fee for so long as the Manager may deem desirable.
Section 5.6    Sale of Trust Estate by Manager Is Binding. Any sale or other conveyance of the Trust Estate or any part thereof by the Manager made for and on behalf of the Trust pursuant to the terms of this Trust Agreement shall bind the Trust and the Beneficial Owners and be effective to transfer or convey all rights, title and interest of the Trust and the Beneficial Owners in and to the Trust Estate.
Section 5.7    Removal/ Resignation; Succession. The Manager may resign at any time by giving at least thirty (30) days’ prior written notice to the Delaware Trustee. The Delaware Trustee may (i) remove the Manager for cause by written notice to the Manager, or (ii) limit the duties of the Manager under this Trust Agreement; provided, however, the Delaware Trustee must receive prior written consent of the Lender to effectuate the foregoing at all times prior to the payment in full of the Loan. For the avoidance of doubt, any removal or attempted removal of the Manager made prior to the payment in full of the Loan without the Lender’s consent shall be void ab initio. Further, “cause” sufficient to warrant a vote for removal shall exist only in the event of the fraud or gross negligence of the Manager which causes material damage to, or diminution in value of, the Trust Estate. Such resignation or removal shall be effective upon the acceptance of appointment by a successor Manager as hereinafter provided. In case of the removal or resignation of the Manager, the Delaware Trustee, with the prior written consent of the Lender while the Loan is outstanding, may appoint a successor by written instrument. If a successor Manager shall not have been appointed within fifteen (15) days after the giving of such notice, the Manager or any of the Beneficial Owners may apply to any court of competent jurisdiction in the United States to appoint a successor Manager to act until such time, if any, as a successor shall have been appointed as provided above, provided that the Lender approves such appointment during any period in which the Loan is outstanding. Any successor so appointed by such court shall immediately and without further act be superseded by a successor appointed as provided above within one (1) year from the date of the appointment by such court. Any successor, however appointed, shall execute and deliver to its predecessor Manager an instrument accepting such appointment, and thereupon such successor, without further act, shall become vested with all the rights, powers and duties of the predecessor Manager in the trusts hereunder with like effect as if originally named the Manager herein; but upon the written request of such successor, such predecessor shall execute and deliver an instrument transferring to such successor, upon the trusts herein expressed, all the rights, powers and duties of such predecessor. Any right of the Beneficial Owners against a predecessor Manager in its individual capacity shall survive the resignation or removal of such predecessor Manager, shall survive the dissolution and termination of the Trust, and shall survive the termination, amendment, supplement, and/or restatement of this Trust Agreement.

Article 6
BENEFICIAL INTERESTS

Section 6.1    Issuance of Class 1 and Class 2 Beneficial Ownership Certificates.
(a)    The Depositor shall cause the Merger and enable the Trust to acquire the Real Estate and the Trust shall issue a Class 2 Beneficial Ownership Certificate to the Depositor in connection with the foregoing. The Class 2 Beneficial Ownership Certificate, in substantially the form set forth in Exhibit B-2, with such appropriate insertions, omissions, substitutions, endorsements and other variations as are required by this Trust Agreement, and with such letters, numbers or other marks of identification and such legends and endorsements placed thereon as may, consistent herewith, be approved by the Manager, shall be issued in registered form and delivered to, and registered in the name of, the Depositor. Each Class 2 Beneficial Ownership Certificate shall be printed and dated the date of its execution. Any portion of any Class 2 Beneficial Ownership Certificate may be set forth on the reverse or subsequent pages thereof. The Class 2 Beneficial Ownership Certificate shall be printed, lithographed, typewritten, mimeographed, photocopied or otherwise produced or may be produced in any other manner as may, consistently herewith, be determined by the Manager. While the Class 2 Beneficial Ownership Interests are held by a single Beneficial Owner such Certificate shall represent ownership of the entire Percentage Share from time to time of the Class 2 Beneficial Interests. If, at any time, the Class 2 Beneficial Ownership Interests are held by more than one Beneficial Owner, each Class 2 Beneficial Certificate shall represent ownership of the Percentage Share of the Beneficial Interests to which it corresponds.
(b)    Following the issuance of the Conversion Notice, on or after the Closing Date one or more Investors who have executed Purchase Agreement(s) and contributed cash to the Trust shall be issued Class 1 Beneficial Ownership Certificates, in substantially the form set forth in Exhibit B-1, with such appropriate insertions, omissions, substitutions and other variations to evidence their investment and as are otherwise required by this Trust Agreement, and with such letters, numbers or other marks of identification and such legends and endorsements placed thereon as may, consistent herewith, be approved by the Manager. Such Class 1 Beneficial Ownership Certificates shall be issued in registered form and delivered to, and registered in the name of, the applicable Investor. Notwithstanding the foregoing, no Class 1 Beneficial Owner, and no assignee or transferee of a Class 1 Beneficial Interest, may own more than a forty nine percent (49%) Percentage Share of the aggregate Class 1 Beneficial Ownership Certificates, and any purported issuance of a Class 1 Beneficial Ownership Certificate in violation of the foregoing shall be null, void and of no effect whatsoever. Each Class 1 Beneficial Ownership Certificate shall be printed and dated the date of its execution. Any portion of any Class 1 Beneficial Ownership Certificate may be set forth on the reverse or subsequent pages thereof. The Class 1 Beneficial Ownership Certificate shall be printed, lithographed, typewritten, mimeographed, photocopied or otherwise produced or may be produced in any other manner as may, consistently herewith, be determined by the Manager.
(c)    The Manager is hereby authorized to execute each Beneficial Ownership Certificate for and on behalf of the Trust by the manual signature of any duly authorized officer of the Manager, such execution to constitute the authentication thereof.

(d)    Each Beneficial Ownership Certificate bearing the manual signature of any individual who at the time such Beneficial Ownership Certificate was executed was a duly authorized officer of the Manager shall bind the Trust, notwithstanding that any such individual has ceased to hold such office or to be a duly authorized officer of the Manager prior to the delivery of such Beneficial Ownership Certificate or at any time thereafter. No Beneficial Ownership Certificate shall be valid for any purpose unless it is executed on behalf of the Trust by the Manager. The signature of a duly authorized officer of the Manager on any Beneficial Ownership Certificate shall be conclusive evidence that such Beneficial Ownership Certificate has been duly executed and authenticated under this Trust Agreement.
(e)    Any Beneficial Owner shall be deemed, by virtue of the acceptance of such Beneficial Ownership Certificate or beneficial interest therein, to have agreed, accepted and become bound by, and subject to, the provisions of this Trust Agreement. Each Beneficial Owner hereby acknowledges and agrees that, in its capacity as a Beneficial Owner, it has no ability either to (i) petition for a partition of the assets of the Trust, (ii) file a petition in bankruptcy on behalf of the Trust, or (iii) take any action that consents to, aids, supports, solicits or otherwise cooperates in the filing of an involuntary bankruptcy proceeding involving the Trust.
(f)    Notwithstanding anything to the contrary in this Trust Agreement, any provisions of this Trust Agreement relating to Beneficial Ownership Certificates shall be construed as optional, and it shall be within the Manager’s sole discretion as to whether or not the Trust issues Beneficial Ownership Certificates pursuant to the terms and provisions of this Trust Agreement or, in the alternative, determines and evidences the fact of ownership of a Beneficial Interest in the Trust by registration or otherwise as contemplated in Section 3801(a) of the Statutory Trust Act.
Section 6.2    Ownership Records. The Manager shall at all times be the Person at whose office a Beneficial Ownership Certificate may be presented or surrendered for registration of transfer or for exchange and where notices and demands to or upon the Trust in respect of a Beneficial Ownership Certificate may be served. The Manager shall keep or otherwise engage a third party recordkeeping service provider to maintain the Ownership Records, which shall include records of the transfer and exchange of Beneficial Interests. Notwithstanding any provision of this Trust Agreement to the contrary, transfer of a Beneficial Interest in the Trust, or of any right, title or interest therein, shall occur only upon and by virtue of the entry of such transfer in the Ownership Records. In the event of any transfer not prohibited under the terms of this Trust Agreement, the Manager shall issue a new Beneficial Ownership Certificate setting forth the current percentage interest in the Trust held by such new Beneficial Owner, the transferring Beneficial Owner shall surrender its Beneficial Ownership Certificate for cancellation and if applicable the Manager shall issue a new Beneficial Ownership Certificate setting forth the Beneficial Interest retained by any transferring Beneficial Owner. The Beneficial Ownership Certificates may not be negotiated, endorsed or otherwise transferred to a holder in violation of Sections 6.4, 6.5 or 6.6.

Section 6.3    Mutilated, Destroyed, Lost or Stolen Beneficial Ownership Certificates. If any Beneficial Ownership Certificate shall become mutilated, destroyed, lost or stolen, the Trust shall, upon the written request of the holder of any Beneficial Ownership Certificate thereof and presentation of the Beneficial Ownership Certificate or satisfactory evidence of destruction, loss or theft thereof to the Manager, issue and deliver in exchange therefor or in replacement thereof, a new Beneficial Ownership Certificate in the name of such Beneficial Owner evidencing the same Beneficial Interest and dated the date of its execution. If the Beneficial Ownership Certificate being replaced has become mutilated, such Beneficial Ownership Certificate shall be surrendered to the Manager. If the Beneficial Ownership Certificate being replaced has been destroyed, lost or stolen, the Beneficial Owner thereof shall furnish to the Trust and the Manager (i) a written indemnity by such Beneficial Owner to the Trust and the Manager which provides for such Person to save the Trust and the Manager harmless; and (ii) evidence satisfactory to the Trust and the Manager of the destruction, loss or theft of such Beneficial Ownership Certificate and of the ownership thereof. The applicable Beneficial Owner shall pay any tax imposed in connection therewith.

Section 6.4    Restrictions on Transfer. Subject to compliance with applicable securities laws and Sections 6.4, 6.5 and 6.6, all or any portion of the Beneficial Interest of any Beneficial Owner may be assigned or transferred without the prior consent of any of the Trust, the Trustee, the Manager, or the other Beneficial Owners. All expenses of any such transfer shall be paid by the assigning or transferring Beneficial Owner. Notwithstanding the foregoing, no Class 1 Beneficial Owner, and no assignee or transferee of a Class 1 Beneficial Interest, may own more than a forty nine percent (49%) Percentage Share of the aggregate Class 1 Beneficial Ownership Certificates, and any purported issuance of a Class 1 Beneficial Ownership Certificate in violation of the foregoing shall be null, void and of no effect whatsoever.

(a)    Right of First Refusal. Upon the receipt of a Third-Party Offer by a Selling Beneficial Owner, such Selling Beneficial Owner shall provide the Manager notice of such Third-Party Offer, together with a true, correct and complete copy of such Third-Party Offer (collectively, the “ROFR Notice”). The Manager will provide a copy of the ROFR Notice to each of the Offerees listed in the Ownership Records within ten (10) days after Manager’s receipt of the ROFR Notice, indicating the date on which the Manager received such ROFR Notice. The giving of a ROFR Notice by a Selling Beneficial Owner to the Manager shall constitute a representation and warranty by the Selling Beneficial Owner to the Offerees that the Third-Party Offer is bona fide in all respects. The Offerees shall have the right, but not the obligation, within thirty (30) days after Manager’s receipt of the ROFR Notice, to elect to purchase the Offered Interest for the price and upon the terms and conditions as are contained in the Third-Party Offer by providing a notice of such election to the Selling Beneficial Owner and the Manager; provided however, the price that any Offeree shall pay for the Offered Interest shall be reduced by any broker’s fees or commissions that would have been payable by any Person under the Third-Party Offer if the Offered Interest had been sold pursuant to the Third-Party Offer. If more than one Offeree elects to exercise its right of first refusal in the Offered Interest, then the Offered Interest will be sold to the participating Offerees on a pro rata basis according to their respective Percentage Shares. If none of the Offerees elect to exercise its right of first refusal in the Offered Interest, then the Manager or its designee shall have a further ten (10) business days to determine whether it wishes to purchase the Offered Interest on the same terms and, if it does not, the Selling Beneficial Owner shall then be free to sell the Offered Interest to the Person who made the Third-Party Offer, but only in accordance with the terms and conditions of the Third-Party Offer. If after compliance with these provisions, and neither the Offerees nor the Manager or its designees exercise their aforesaid right of first refusal, and the Person who made the Third-Party Offer also fails to purchase the Offered Interest under the terms and conditions of the Third-Party Offer, then the Offered Interest may not be sold unless and until the Offerees have been given a new opportunity to determine whether to accept any new or revised Third-Party Offer (in accordance with the above noticing rights and other terms and conditions of the right of first refusal contained herein). For avoidance of doubt, any Offeree’s election not to exercise its right of first refusal hereunder shall not be deemed a waiver of its rights hereunder with respect to any other Third-Party Offers. Any sale or conveyance of an Offered Interest that fails to comply with these provisions shall be null, void and ineffectual, and shall not bind the Trust or any other Beneficial Owners with respect to such purported transferee. Furthermore, in connection with any transfer in violation of this Section 6.4(a), the Trust may enforce this Section 6.4(a) by, without limitation, injunction, specific performance or other equitable relief, and both the Selling Beneficial Owner and its purported transferee shall be jointly and severally responsible to reimburse the Trust, the Manager and the Delaware Trustee, as applicable, for all of their attorney fees and other costs and expenses incurred in connection with such enforcement of this Section 6.4. Notwithstanding anything herein to the contrary, the right of first refusal described herein shall not be applicable with respect to a Permitted Transfer.

Section 6.5    Conditions to Admission of New Beneficial Owners. Any assignee or transferee of a Class 1 Beneficial Owner shall become a Class 1 Beneficial Owner only upon such assignee’s or transferee’s written acceptance and adoption of this Trust Agreement, as manifested by its execution and delivery to the Manager of an executed agreement substantially in the form of Exhibit E, plus the issuance by the Trust of a new Class 1 Beneficial Ownership Certificate to such assignee or transferee, copies of which will be provided by the Manager to the Delaware Trustee. Any assignee or transferee of a Class 2 Beneficial Owner shall become a Class 2 Beneficial Owner upon the transfer of such Class 2 Beneficial Interests in accordance with Section 6.2 hereof and shall be deemed to have accepted and adopted the terms of this Trust Agreement upon the completion of such transfer.
Section 6.6    Limit on Number of Beneficial Owners. Notwithstanding anything to the contrary in this Trust Agreement, at no time shall the number of Beneficial Owners exceed one thousand nine hundred ninety-nine (1,999). Any transfer that results in a violation of the preceding sentence shall, to the fullest extent permitted by law, be null, void, and of no effect whatsoever.
Section 6.7    Representations and Acknowledgements of Beneficial Owners. Each Beneficial Owner hereby represents and warrants that it (i) is not acquiring its Beneficial Interest with a view to any distribution thereof in a transaction that would violate the Securities Act or the securities laws of any state of the United States; and (ii) is aware of the restrictions on transfer that are applicable to the Beneficial Interests and will not offer, sell, pledge or otherwise transfer its Beneficial Interest except in compliance with all terms and conditions of this Trust Agreement and applicable securities laws and regulations. Each Beneficial Owner hereby acknowledges that (y) no Beneficial Interest may be sold, transferred or otherwise disposed of unless expressly permitted hereunder and it is registered or qualified under the Securities Act and all other applicable laws of any applicable jurisdiction or an exemption therefrom is available in accordance with all other laws of any applicable jurisdiction; and (z) no Beneficial Interest has been or is expected to be registered under the Securities Act, and accordingly, all Beneficial Interests are subject to restrictions on transfer.
Section 6.8    Status of Relationship. This Trust Agreement shall not be interpreted to impose a partnership or joint venture relationship on the Beneficial Owners either at law or in equity. Accordingly, no Beneficial Owner shall have any liability for the debts or obligations incurred by any other Beneficial Owner, with respect to the Trust Estate, or otherwise, and no Beneficial Owner shall have any authority, other than as specifically provided herein, to act on behalf of any other Beneficial Owner or to impose any obligation on any other Beneficial Owner with respect to the Trust Estate. Neither the power to give direction to the Delaware Trustee, the Manager, or any other Person nor the exercise thereof by any Beneficial Owner shall cause such Beneficial Owner to have duties (including fiduciary duties) or liabilities relating thereto to the Trust or to any Beneficial Owner. For the avoidance of doubt, the Manager has no fiduciary duties to Beneficial Owners.
Section 6.9    No Legal Title to Trust Estate. The Beneficial Owners shall not have legal title to the Trust Estate. The death, incapacity, dissolution, termination, or bankruptcy of any Beneficial Owner, Manager or the Delaware Trustee shall not result in the termination or dissolution of the Trust.

Section 6.10    In-Kind Distributions. Except as expressly provided in Section 9.2, no Beneficial Owner (i) has an interest in specific Trust property or (ii) shall have any right to demand and receive from the Trust an in-kind distribution of the Trust Estate or any portion thereof. In addition, each Beneficial Owner expressly waives any right, if any, under the Statutory Trust Act to seek a judicial dissolution of the Trust, to terminate the Trust, or, to the fullest extent permit by law, to partition the Trust Estate.
Section 6.11    Rights and Powers of Class 2 Beneficial Owner Prior to Conversion Notice. Prior to the issuance of the Conversion Notice, the Class 2 Beneficial Owner shall have the right and power, at its sole discretion (but subject to the restrictions in Article 3), to:
(a)    Contribute additional assets to the Trust;
(b)    Cause the Trust to negotiate or re-negotiate loans or leases; and
(c)    Cause the Trust to sell all or any portion of its assets and re-invest the proceeds of such sale or sales.
It is expressly understood by the Class 2 Beneficial Owner that these powers are inconsistent with the ability to classify the Trust as an “investment trust” under Regulations Section 301.7701-4(c), and the Trust shall not be so classified prior to the issuance of the Conversion Notice. The Percentage Share of the Class 2 Beneficial Owner prior to the issuance of any Class 1 Beneficial Interests (pursuant to Section 6.14 hereof) shall be one hundred percent (100%).
Section 6.12    Issuance of Conversion Notice. The Class 2 Beneficial Owner may, at any time in its sole discretion, issue the Conversion Notice to the Delaware Trustee and the Manager. Upon issuance of the Conversion Notice, the Class 2 Beneficial Owner shall no longer have any of the rights or powers set forth in Section 6.11. Instead, the Class 2 Beneficial Owner shall have only those rights and powers as apply to a Class 1 Beneficial Owner (as set forth in Section 6.13).
Section 6.13    Rights and Powers of Class 1 Beneficial Owners. The Class 1 Beneficial Owners shall only have the right to receive distributions from the Trust as a result of the operations or sale of the Real Estate. The Class 1 Beneficial Owners shall not have the right or power to direct in any manner the Trust or the Manager in connection with the operation of the Trust or the actions of the Delaware Trustee or the Manager. In addition, the Class 1 Beneficial Owners shall not have the right or power to:
(a)    Contribute additional assets to the Trust;
(b)    Be involved in any manner in the operation or management of the Trust or its assets;
(c)    Cause the Trust to negotiate or re-negotiate loans or leases; or
(d)    Cause the Trust to sell its assets and re-invest the proceeds of such sale.

Section 6.14    Contributions by the Class 1 Beneficial Owners; Issuance of Class 1 Beneficial Ownership Certificates; Reduction in Class 2 Beneficial Interests. The Trust shall issue Class 1 Beneficial Ownership Certificates to the Investors upon the contribution of cash to the Trust by the Investors in exchange for Class 1 Beneficial Interests. The Trust will issue Class 1 Beneficial Interests equivalent to up to one hundred (100.0%) Percentage Share of the Trust. The amount of cash contributed by, and the Percentage Share of, each Investor shall be determined by the Manager and shall be set forth in the Purchase Agreement for each Investor, which shall be based upon a purchase price which in no event shall be less than the price for each Class 1 Beneficial Interest disclosed in the Memorandum. All cash contributed by an Investor in exchange for Class 1 Beneficial Interests shall be used first by the Trust to pay (either directly or indirectly by distributing such funds to the Depositor and causing the Depositor to pay), subject to the Financing Documents, all reasonable and necessary costs of sale to the Investors of the Class 1 Beneficial Interests (provided that, so long as the Depositor owns Class 2 Beneficial Interests, such costs shall not exceed fifteen percent (15%) of the purchase price of the Class 1 Beneficial Interest) (the “Costs of Sale”); then by the Trust to redeem a corresponding portion of the Class 2 Beneficial Interest then held by the Depositor. In connection with each such sale of Class 1 Beneficial Interests, the Percentage Share of the Class 2 Beneficial Interests shall be reduced by an amount equal to the Percentage Share granted by the Trust to each contributing Class 1 Beneficial Owner, and the Class 2 Beneficial Owner shall simultaneously surrender such corresponding Class 2 Beneficial Ownership Certificate(s) for cancellation. Upon the sale of all of the Class 1 Beneficial Interests, the Depositor and any permitted assignee of the Class 2 Beneficial Interest will no longer have any Beneficial Interest in the Trust and no Class 2 Beneficial Interests will remain outstanding. For federal income tax purposes, all funds received by the Trust from the Investors after issuance of the Conversion Notice shall be treated as having been used to acquire the Real Estate and pay the associated costs and expenses in connection therewith.
Article 7
DISTRIBUTIONS AND REPORTS
Section 7.1    Payments From Trust Estate Only. All payments to be made by the Manager under this Trust Agreement shall be from the Trust Estate.

Section 7.2    Distributions in General. The Manager shall distribute all available cash to the Beneficial Owners in accordance with their Percentage Shares on a monthly basis, but only after (i) paying or reimbursing the Delaware Trustee and then the Manager, respectively, for any claims subject to indemnification (including as provided in Sections 4.5 and 5.4, respectively) and for their respective reasonable fees and/or expenses actually incurred on behalf of the Trust and (ii) retaining such additional amounts as the Manager in its discretion determines are necessary to pay anticipated ordinary current and future Trust expenses (“Reserves”). Reserves and any other cash retained pursuant to this paragraph shall be invested by or on behalf of the Manager only in short-term obligations of (or guaranteed by) the United States, or any agency or instrumentality thereof and in certificates of deposit or interest-bearing bank accounts of any bank or trust companies having a minimum stated capital and surplus of $100,000,000 (a “Permitted Investment”). All such obligations must mature prior to the next distribution date, and be held to maturity. All amounts distributable to the Beneficial Owners pursuant to this Trust Agreement shall be paid by check or in immediately available funds by transfer to a banking institution with bank wire transfer facilities for the account of such Beneficial Owner, as instructed from time to time by such Beneficial Owner on the last Business Day of each calendar quarter.
Section 7.3    Distribution Upon Dissolution. In the event of the Trust’s dissolution in accordance with Article 9 hereof, all of the Trust Estate as may then exist after the winding up of its affairs in accordance with the Statutory Trust Act (including without limitation subsections (d) and (e) of Section 3808 of the Statutory Trust Act and providing for all costs and expenses, including any income or transfer taxes which may be assessed against the Trust, whether or not by reason of the dissolution of the Trust), shall, subject to Section 9.2, be distributed to those Persons who are then Beneficial Owners in their respective Percentage Shares.
Section 7.4    Cash and other Accounts; Reports by the Manager. The Manager shall be responsible for receiving all cash from the Master Tenant and placing such cash into one or more accounts as required under the distribution and investment obligations of the Trust under Section 7.2. The Manager shall furnish annual reports to each of the Beneficial Owners as to the amounts of rent received from the Master Tenant, the expenses incurred by the Trust with respect to the Real Estate (if any), the amount of any Reserves and the amount of the distributions made by the Trust to the Beneficial Owners.

Section 7.5    Information. Upon written demand of the Manager made by a Beneficial Owner, which written demand may not be made more than once per calendar quarter, a Beneficial Owner shall have the right to receive a copy of this Trust Agreement and the Certificate of Trust, and any amendments to either of them, provided that such copy shall not contain any identifying information with regard to any Beneficial Owner. Except as specifically set forth in Sections 7.4 or 7.5, or elsewhere in this Trust Agreement, no Beneficial Owner or group of Beneficial Owners shall have any right to demand or receive any information, report, or document from the Manager or the Delaware Trustee. Without limiting the foregoing, no Beneficial Owner shall have the right under this Trust Agreement to receive, review, copy or inspect any list of the Beneficial Owners or any identifying information with regard to the Beneficial Owners, whether or not requested, and Manager shall not have any obligation to provide such information. Notwithstanding anything to the contrary contained herein or the Statutory Trust Act, a Beneficial Owner or group of Beneficial Owners shall not have any of the rights to information or other rights set forth in Section 3819 of the Statutory Trust Act.
Article 8
RELIANCE; REPRESENTATIONS; COVENANTS
Section 8.1    Good Faith Reliance. Neither the Delaware Trustee nor the Manager (including in its capacity as Signatory Trustee) shall incur any liability to anyone in acting upon any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper reasonably and in good faith believed by such Person to be genuine and signed by the proper party or parties thereto. As to any fact or matter, the manner of ascertainment of which is not specifically described herein, the Delaware Trustee and the Manager may for all purposes hereof rely on a certificate, signed by or on behalf of the Person executing such certificate, as to such fact or matter, and such certificate shall constitute full protection of the Delaware Trustee and the Manager for any action taken or omitted to be taken by them in good faith in reliance thereon, and the Delaware Trustee and the Manager may conclusively rely upon any certificate furnished to such Person that on its face conforms to the requirements of this Trust Agreement. Each of the Delaware Trustee and the Manager may (i) exercise its powers and perform its duties by or through such attorneys and agents as it shall appoint with due care, and it shall not be liable for the acts or omissions of such attorneys and agents; and (ii) consult with counsel, accountants and other experts, and shall be entitled to rely upon the advice of counsel, accountants and other experts selected by it in good faith and shall be protected by the advice of such counsel and other experts in anything done or omitted to be done by it in accordance with such advice. In particular, no provision of this Trust Agreement shall be deemed to impose any duty on the Delaware Trustee or the Manager to take any action if such Person shall have been advised by counsel that such action may involve it in personal liability or is contrary to the terms hereof or to applicable law. For all purposes of this Trust Agreement, the Delaware Trustee shall be fully protected in relying upon the most recent Ownership Records delivered to it by the Manager.

Section 8.2    No Representations or Warranties as to Certain Matters. NEITHER THE DELAWARE TRUSTEE NOR THE MANAGER, EITHER WHEN ACTING HEREUNDER IN ITS CAPACITY AS DELAWARE TRUSTEE OR MANAGER OR IN ITS OR THEIR INDIVIDUAL CAPACITY, MAKES OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, LOCATION, VALUE, CONDITION, WORKMANSHIP, DESIGN, COMPLIANCE WITH SPECIFICATIONS, CONSTRUCTION, OPERATION, MERCHANTABILITY OR FITNESS FOR USE FOR A PARTICULAR PURPOSE OF THE TRUST ESTATE OR ANY PART THEREOF, AS TO THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AS TO THE ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT, AS TO THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT, OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE TRUST ESTATE OR ANY PART THEREOF.
Neither the Delaware Trustee nor the Manager makes any representation or warranty as to (i) the title, value, condition or operation of the Real Estate, and (ii) the validity or enforceability of Transaction Documents or as to the correctness of any statement contained in any thereof, except as expressly made by the Delaware Trustee or the Manager in its individual capacity. Each of the Delaware Trustee and the Manager represents and warrants to the Beneficial Owners that it has authorized, executed and delivered the Trust Agreement.
Article 9
TERMINATION
Section 9.1    Termination in General. The Trust shall not have perpetual existence and instead shall be dissolved and wound up in accordance with Section 3808 of the Statutory Trust Act upon the first to occur of a Transfer Distribution or the sale of the Trust Estate pursuant to Section 9.3, at which time each Beneficial Owner’s Percentage Share of the Trust Estate shall be distributed to such Beneficial Owner in accordance with Section 7.3; provided, however, that in connection with a sale of the Trust Estate in accordance with Section 7.3, the Loan shall have been defeased, paid in full or assumed in accordance with the terms of the Financing Documents.

Section 9.2    Termination to Protect and Conserve Trust Estate. Subject to the terms and conditions of the Financing Documents, following a determination by the Manager, in writing, that the dissolution of the Trust is necessary and appropriate to preserve and protect the Trust Estate for the benefit of the Beneficial Owners either because (i) the Trust Estate is in jeopardy of being lost due any reason, (ii) the Manager determines that the Investors are at risk of losing all or a substantial portion of their investment in their Beneficial Interests, or (iii) the Manager needs to take one of the actions enumerated in Section 3.3, the Trust shall dissolve and wind up in accordance with Section 3808 of the Statutory Trust Act and each Beneficial Owner’s Percentage Share of the Trust Estate shall be distributed to such Beneficial Owner in accordance with this Section 9.2 in full and complete satisfaction and redemption of their Beneficial Ownership Certificates. Subject to the requirements of Section 3808 of the Statutory Trust Act, immediately before any such liquidating distributions, and only in the event that a distribution is to be made to the Beneficial Owners under Section 9.2(ii), the Manager shall transfer title to the assets comprising the Trust Estate to a newly formed Delaware limited liability company (the “Springing LLC”) that has a limited liability company agreement substantially similar to that set forth in Exhibit F (the “Transfer Distribution”). As part of the Transfer Distribution, the Manager shall cause the membership interests in the Springing LLC to be distributed to the Beneficial Owners in proportion to their Percentage Shares immediately prior to the dissolution of the Trust in complete satisfaction of their Beneficial Interests and their Beneficial Ownership Certificates in order to consummate the dissolution of the Trust. It is the express intent of this Trust Agreement that no distribution be made under this Section 9.2 except in the rare and unexpected situation in which such distribution is necessary to prevent the loss of the Trust Estate. To the fullest extent permitted by applicable law, the Manager shall be fully protected in any such determination made in good faith that a condition under Section 9.2(ii) exists, and shall have no liability to any Person, including without limitation the Beneficial Owners, with respect to any such determination. If a determination has been made to make a Transfer Distribution under Section 9.2(ii), the Manager may, in its discretion and upon advice of counsel, utilize such other form of transaction (including, without limitation, a conversion of the Trust into a limited liability company if then permitted by applicable law) to accomplish the transaction contemplated by the Manager pursuant to the Transfer Distribution (which other form of transaction shall only require the approval of the Manager and shall not require the approval of any Beneficial Owners or the Delaware Trustee), provided that such alternative form of transaction is entered into to preserve and protect the Trust Estate for the benefit of the Beneficial Owners and is otherwise in compliance with the Statutory Trust Act.

Section 9.3    Sale of the Trust Estate. Pursuant to Section 3806(b)(3) of the Statutory Trust Act, the Manager shall sell the Trust Estate at any time after all Investors have held their Beneficial Interests for at least two (2) years. Any such sale of the Trust Estate shall occur as soon as practicable after the Manager has determined that the sale of the Trust Estate is appropriate. The Manager shall be responsible for (i) determining the fair market value of the Trust Estate, (ii) providing notice to the Delaware Trustee of the sale of the Trust Estate and (iii) conducting the sale of the Trust Estate on behalf of the Trust under commercially reasonable terms and executing such documents and instruments required to be executed by the Trust to affect such sale (Manager shall also provide to the Delaware Trustee in execution form any documents and instruments required to be executed by the Delaware Trustee to affect such sale). The Manager (and the Delaware Trustee, if necessary) shall take all reasonable action that would seek to enable the sale to qualify, with respect to each Beneficial Owner, as a like-kind exchange within the meaning of Code Section 1031. Any sale of the Property shall be on an “as-is, where-is” basis (or on such terms as are deemed commercially reasonable by the Manager) and without any representations or warranties by the Delaware Trustee or the Manager (other than representations as to their respective authority to enter into the sale).
Section 9.4    Broker. The Manager is authorized to engage and compensate third-party brokers in connection with the disposition of the Trust Estate.
Section 9.5    Loan Paid in Full. If the Manager determines that the Loan, including all interest, principal and penalties, if any, has been paid in full and the Trust Estate has not been sold pursuant to Section 9.3 then the Manager shall provide written notice to such effect to the Trust, and the Trust shall dissolve and wind up in accordance with the procedures set forth in Section 9.2.
Section 9.6    Certificate of Cancellation. Upon the completion of the dissolution and winding up of the Trust, the Certificate of Trust shall be cancelled by the Delaware Trustee who upon direction by the Manager, and at the expense of the Trust, shall execute and cause a certificate of cancellation to be filed in the office of the Secretary of State.
Article 10
FMV OPTION
Section 10.1    FMV Option. Subject to Sections 10.2 and 10.3, each of the Investors does hereby grant to the OP, its affiliates, successors or assigns, the right, but not the obligation, to require that each such Investor exchange its interest in the Trust for units in the OP (the “Units”) in a transaction intended to qualify as a tax-deferred exchange under Code Section 721, pursuant to the terms of this Article 10 (the “FMV Option”). Each Investor shall receive an amount of Units with an aggregate value equal to the then fair market value of such Investor’s interest in the Trust as of the date the FMV Option is exercised. The FMV Option shall be exercised pursuant to a “Notice of Exchange,” a form of which is attached as Exhibit G to this Trust Agreement, delivered to the Investors by the OP. Notwithstanding anything to the contrary, the OP may not exercise the FMV Option until all Investors have held their Beneficial Interests for at least two (2) years.

Section 10.2    Cash Investors. Notwithstanding the provisions of Section 10.1, the OP has the sole discretion to acquire an Investor’s interest in the Trust for cash rather than exchange such interest for Units (such Investor, a “Cash Investor”). The cash purchase price for a Cash Investor’s interest (the “Cash Amount”) shall equal to the then fair market value of the Cash Investor’s Beneficial Interest as of the date the FMV Option is exercised. For the avoidance of doubt, the OP has the sole discretion to determine a Cash Investor and not all Investors may become a Cash Investor.
Section 10.3    Documentation and Signatures; Delivery. Each Investor agrees to execute such documents and signatures as the Manager or the OP may reasonably require in connection with the exercise of the FMV Option under Section 10.1 or the cash purchase, if any, under Section 10.2. Upon receipt of any and all documents and signatures required by the Manager or the OP under this Section 10.3 (such date of final receipt, the “Receipt Date”), the Manager shall distribute (i) to any Investor that is not a Cash Investor the Units within sixty (60) business days of the Receipt Date and (ii) to any Cash Investor the Cash Amount within one hundred eighty (180) days of the Receipt Date.
Section 10.4    Determination of Fair Market Value of Interests in the Trust. For the purposes of the FMV Option, the fair market value of an Investor’s interests in the Trust to be acquired by the OP will be determined by multiplying: (i) the Percentage Share represented by the interests in the Trust to be acquired by the OP by (ii) the fair market value of the Property as determined by an independent appraisal firm selected by the Manager in its sole discretion. Such appraisal shall have been completed within one (1) year of the date the FMV Option is exercised. No discounts for lack of liquidity or minority interests shall be considered in determining the fair market value of such interests in the Trust.
Section 10.5    Continued Existence of Trust. Notwithstanding anything to the contrary in this Trust Agreement, the Trust shall survive the exercise of the FMV Option by the OP; provided, however, that following the exercise of the FMV Option and the completion of the distributions under Section 10.3, the Trust shall take any and all necessary actions to cease to be treated as a fixed investment trust under Regulations Section 301.7701-4(c) and instead be treated as a “disregarded entity” under Regulations Section 301.7701-3 for federal income tax purposes.
Article 11
MISCELLANEOUS
Section 11.1    Third Party Beneficiaries. Nothing in this Trust Agreement, whether express or implied, shall give to any Person other than the Depositor, the Delaware Trustee, the Manager, the Beneficial Owners, and the Trust any legal or equitable right, remedy or claim hereunder. Notwithstanding the preceding sentence, the Lender shall be an explicit third party beneficiary of this Trust Agreement with the right to independently enforce the terms of this Trust Agreement.
Section 11.2    Successors and Assigns. All covenants and agreements contained herein shall be binding upon and inure to the benefit of the Depositor, the Delaware Trustee, the Manager, the Beneficial Owners, the Trust, and their successors and assigns, all as herein provided. Any request, notice, direction, consent, waiver or other writing or action by any such Person shall bind its successors and assigns.

Section 11.3    Usage of Terms. With respect to all terms in this Trust Agreement, the singular includes the plural and the plural includes the singular; words importing any gender include the other gender; references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form; references to agreements and other contractual instruments include all subsequent amendments thereto or changes therein entered into in accordance with their respective terms and not prohibited by this Trust Agreement; references to Persons include their successors and permitted assigns; and the term “including” means including without limitation.
Section 11.4    Headings. The headings of the various Articles and Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.
Section 11.5    Amendments. This Trust Agreement may be supplemented or amended by the Manager as determined solely by the Manager and will not require the consent of the Beneficial Owners; provided, however, that without the written consent of the Delaware Trustee in its individual capacity, no such supplement or amendment shall be enforceable against the Delaware Trustee in its individual capacity to the extent such supplement or amendment affects the Delaware Trustee in its individual capacity. During the period that the Loan is outstanding, this Trust Agreement may not be supplemented or amended, and no term or provision hereof may be waived, discharged, or terminated without the consent of the Lender, which consent may be withheld in the Lender’s sole and absolute discretion.
Section 11.6     Notices. All notices, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms hereof shall be in writing, and given by (i) overnight courier, or (ii) hand delivery and shall be deemed to have been duly given when received. Notices shall be provided to the parties at the addresses specified below.

If to the Depositor:	JLL Exchange TRS, LLC 333 West Wacker Drive Suite 2300 Chicago, Illinois 60606
If to the Delaware Trustee:	Delaware Trust Company 251 Little Falls Drive Wilmington, Delaware 19808 Attention: Corporate Trust Administration
If to the Manager:	LaSalle Investment Management, Inc. 333 West Wacker Drive Suite 2300 Chicago, Illinois 60606
If to a Beneficial Owner:	At such Person’s address as specified in the most recent Ownership Records.

From time to time the Depositor, the Delaware Trustee, or Manager may designate a new address for purposes of notice hereunder by notice to the others, and any Beneficial Owner may designate a new address for purposes of notice hereunder by notice to the Manager.

Section 11.7    Governing Law; Venue; Jury Trial Waiver. This Trust Agreement shall be governed by and construed and enforced in accordance with the laws of the state of Delaware (without regard to conflict of law principles). The laws of the state of Delaware pertaining to trusts (other than the Statutory Trust Act) shall not apply to this Trust Agreement, except to the extent otherwise required by the Statutory Trust Act. Any legal proceeding concerning interpretation or enforcement of any provision of this Trust Agreement shall be venued exclusively in Chicago, Illinois. Beneficial Owners hereby waive trial by jury in any action, proceeding or counterclaim brought by any of the parties hereto on any matters whatsoever arising out of or in any way connected with this Trust Agreement, or in connection with any emergency statutory or any other statutory remedy.
Section 11.8    Counterparts. This Trust Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
Section 11.9    Severability. Any provision of this Trust Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction only, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, each of the parties hereby waives any provision of applicable law that renders any such provision prohibited or unenforceable in any respect.
Section 11.10    Signature of Beneficial Owners. Each Investor will execute the Signature Page for Assignee or Transferee Beneficial Owners of the Trust in substantially the form set forth in Exhibit E hereto (the “Signature Page”) in connection with their acquisition of a Class 1 Beneficial Ownership Certificate. By executing the Signature Page, each Investor hereby acknowledges and agrees to be bound by the terms of the limited liability company agreement contemplated under Section 9.2 and in the form substantially similar to that set forth in Exhibit F hereto (the “LLC Agreement”) when and if such limited liability company is formed in accordance with the LLC Agreement. In addition, in light of their agreement to this Section 11.10, each Investor hereby acknowledges and agrees that their signature to the LLC Agreement will not be required as of the Transfer Date (as defined in the LLC Agreement).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties has caused this Trust Agreement to be duly executed as of the day and year first above written.

THE DEPOSITOR: JLL Exchange TRS, LLC By: Name: Title: Authorized Signatory
THE MANAGER AND SIGNATORY TRUSTEE: LaSalle Investment Management, Inc. By: Name: Title: Authorized Signatory
THE DELAWARE TRUSTEE: Delaware Trust Company By: Name: Title: ACKNOWLEDGED AND AGREED WITH RESPECT TO ARTICLE 10 JLLIPT Holdings LP By: Its: By: Name: Title: